CONSULTING SERVICES AGREEMENT

Consulting Services Agreement (this "Agreement") dated as of July 16, 2009 ("Effective Date") between Lotus Asset Management, LLC ("Consultant") and Management Energy, Inc., a Nevada corporation (“MGMT”).

WHEREAS, MGMT wishes to engage the Consultant to provide the Services (as defined below) on the terms and conditions set forth herein and the Consultant wishes to be so retained;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
CONSULTING SERVICES

1.1           Engagement.  MGMT hereby agrees to engage the Consultant to perform the Services set forth in Schedule 1 hereto for the benefit of MGMT and the Consultant agrees to perform such Services on the terms and conditions set forth herein.

1.2           Reporting.  MGMT shall have the right to request written reports at any time during the term of this Agreement, which shall be furnished within 5 business days after such request, describing the progress, status of, data, costs and other matters pertaining to the Services as MGMT shall request. MGMT may freely utilize all such information arising out of the performance of the Services under this Agreement in any manner desired.

1.3           Location.  The Services shall be performed at such place or places and at such time or times, as MGMT and Consultant shall reasonably agree.

ARTICLE TWO
COMPENSATION

2.1           Compensation.  MGMT will pay to Consultant cash compensation of twenty thousand dollars ($20,000) per month.

2.2           Reimbursement.  MGMT will reimburse Consultant for any and all reasonable expenses incurred by Consultant in connection with Consultant's performance of the Services; provided, however, that expenses must be pre-approved by MGMT and otherwise adhere to control procedures implemented by MGMT. All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to MGMT.

2.3           Invoicing.  Consultant will provide MGMT with monthly invoices for the performance of Services hereunder.  Invoices will itemize all reimbursable costs incurred.  Invoices will be payable by MGMT within thirty (30) days of receipt.

ARTICLE THREE
WARRANTIES AND COVENANTS

3.1           Consultant’s Warranties.  The Consultant represents and warrants:

(a) Consultant has not entered into any agreement, whether written or oral, in conflict with this Agreement; and

(b) Consultant has the full power and authority to enter into this Agreement.

3.2           Consultant’s Covenants.  Consultant:

(a) shall act as an independent contractor with no authority to obligate MGMT by contract or otherwise and not as an employee or officer of MGMT;

(b) shall exercise only such powers and perform such duties as may from time to time be vested in Consultant or assigned to Consultant by MGMT;

(c) shall perform the Services to MGMT to the best of Consultant’s skill and ability;

(d) shall comply with all standards of safety, take due regard and comply with the safety regulations of MGMT and all statutory provisions in effect and report to MGMT any incident which could give rise to unsafe working conditions or practices;

(e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without MGMT’s prior written consent;

(f) shall not , during the term of this Agreement or a period of one year thereafter, recruit, solicit or induce any MGMT employee or business relationship  to terminate their employment or relationship with MGMT;

(g) shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant’s obligations hereunder; and

(h)  shall not, during the term of this Agreement, engage in any activity which relates to a business directly or indirectly competing or attempting to directly or indirectly compete with MGMT.

ARTICLE FOUR
CONFIDENTIAL INFORMATION

4.1           Confidentiality.  Consultant shall, during the term of this Agreement and for a period of five (5) years thereafter, keep all MGMT Confidential Information confidential and use such information only for the purposes expressly set forth herein.  MGMT Confidential Information shall mean all information concerning MGMT or its current or planned business, which is disclosed to Consultant by MGMT or which results from, or in connection with, any Services performed pursuant to this Agreement.  Such information includes, but is not limited to, confidential or proprietary information, materials, know-how and other data, both technical and non-technical.

4.2           Access.  Consultant agrees to limit the access to MGMT Confidential Information to only those persons under Consultant's direct control who, with MGMT’s knowledge and consent, are responsible for performing the Services set forth in Article One.

4.3           Authorized Disclosure.  Consultant shall have no obligation of confidentiality and non-use with respect to any portion of MGMT Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of Consultant; (ii) is obtained from a third party who had the legal right to disclose the information to Consultant; or (iii) Consultant already possesses as evidenced by Consultant’s written records predating receipt thereof from MGMT.

4.4           Return of Information.  Upon the termination of this Agreement, Consultant will promptly return to MGMT all materials, records, documents, and other MGMT Confidential Information in tangible form.  Consultant shall retain no copies except as required by law of such materials and information and, if requested by MGMT, will delete all MGMT Confidential Information stored in any magnetic or optical disc or memory.

4.5           Third Party Information.  Consultant shall not, in connection with the Services to be performed under this Agreement, disclose to MGMT any information, which is confidential or proprietary to Consultant, or any third party.

ARTICLE FIVE
INTELLECTUAL PROPERTY

5.1           Ownership.  Consultant agrees that any information, including but not limited to discoveries, inventions, copyright, design rights, patents, innovations, suggestions, know-how, ideas and reports made by Consultant to MGMT which result from, or are related to, information disclosed by MGMT to Consultant or which are developed as a result of, or in connection with, Consultant's Services under this Agreement shall be promptly disclosed to MGMT and treated by Consultant as the sole property of MGMT (“MGMT Intellectual Property”).

5.2           Assignment.  Consultant agrees to assign to MGMT Consultant’s interest in any MGMT Intellectual Property, and further agrees to assist MGMT (at MGMT's expense) in obtaining, enforcing and maintaining MGMT's rights in and to the MGMT Intellectual Property and irrevocably appoints MGMT and its duly authorized officers and agents as his agents and attorneys for such purpose.

ARTICLE SIX
RELATIONSHIP OF THE PARTIES

6.1           Relationship.  The relationship of Consultant to MGMT will be one of independent contractor and at no time will Contractor hold itself out to be an employee of MGMT or represent itself, either directly or indirectly, as being connected with or interested in the business of MGMT.

6.2           No Withholding.  No amount will be deducted or withheld from MGMT’s payment to Consultant for state, federal or local taxes.  No FICA, FUTA, SDI or state unemployment taxes will be payable by MGMT on Consultant’s behalf and Consultant will be solely responsible for and will pay such taxes.

6.3           Benefits.  Consultant shall not claim the status, prerequisites or benefits of a MGMT employee.  Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any MGMT employee benefit plan or employee compensation arrangement, including without limitation, any and all medical and dental plans, bonus or incentive plans, retirement benefit plans, stock plans, disability benefit plans, life insurance and any and all other such plans or benefits.  Even if Consultant were to become or be deemed to be a common-law employee of MGMT, Consultant still shall not be eligible for coverage or to receive any benefit under any MGMT employee benefit plan or any employee compensation arrangement with respect to any period during which MGMT classified the individual as a Consultant.

6.4           Indemnification.  This Agreement constitutes a contract for the provision of Services and not a contract for employment and, accordingly, Consultant will be fully responsible for and will indemnify MGMT for and in respect of any state, local or federal taxes or fees including without limitation, income tax withholding, employment and self-employment taxes, FUTA, SDI and state unemployment taxes together with any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance by MGMT of its obligations under this Agreement or the performance by the Consultant of the Services.  The Consultant will further indemnify MGMT against all reasonable costs and expenses and any penalty, fine or interest incurred or payable by MGMT in connection with or in consequence of such liability, deduction, contribution, assessment or claim.  MGMT may, at its option, satisfy such indemnity (in whole or in part) by way of deduction from the fees and/or expenses payable by MGMT to Consultant hereunder.

6.4           Tax.  Consultant will be responsible for making appropriate filings and payments to the federal, state and local taxing authorities, including payments of all withholding and payroll taxes due on compensation received hereunder, estimated income payments, employment and self-employment taxes, if applicable.

6.5           Worker’s Compensation.  Consultant acknowledges that if Consultant is injured while performing work for MGMT hereunder, Consultant will not be covered for such injury under MGMT's insurance policies, including under any Worker's Compensation coverage provided for MGMT's employees and further acknowledges that Consultant is solely responsible for providing Worker's Compensation insurance for Consultant and Consultant's employees.

ARTICLE SEVEN
TERM AND TERMINATION

7.1           Term. This Agreement shall have a term commencing on the date hereof and ending three months following the Effective Date.

7.2           Termination.  This Agreement may be terminated by either party upon the breach of a material term hereof by the other party, which breach remains uncured for thirty (30) days after the date that the non-breaching party has served written notice on the other party, which notice will set forth the basis of such breach and the non-breaching party's intent to terminate the Agreement.

7.3           Effect of Termination.  Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Section 3.2(f) and Articles Four, Five, Six and Eight; provided that, following such expiration or termination, Consultant shall be entitled to receive all amounts payable by MGMT to Consultant through the date of expiration or termination.

ARTICLE EIGHT
MISCELLANEOUS

8.1           Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought.  The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

8.2           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter.

8.3           Amendments.  This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and a duly authorized officer of MGMT.

8.4           Assignment.  MGMT has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant's obligations under this Agreement, either in whole or in part, without the prior written consent of MGMT.

8.6           Severability.  If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it can not be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

8.7           Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

8.8           Notices.  All notices provided for in this Agreement shall be in writing and shall be deemed effective when either served by personal delivery or sent by express, registered or certified mail, postage prepaid, return receipt requested, to the other party at the corresponding mailing address set forth below or at such other address as such other party may hereafter designate by written notice in the manner aforesaid

8.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

8.10         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of California and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts, both state and federal, in the County of Orange, State of California.

8.11         Public Announcements.  Consultant may not make any press release, statement or public announcement that mentions or refers to MGMT without MGMT's prior written consent.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CONSULTANT

By: Tydus Richards – Lotus Asset Management
Title:  Managing Director of Lotus Asset Management, LLC
Address:

TIN:

MANAGEMENT ENERGY, INC.

By: David Walters
Title: Director
Address:  30950 Rancho Viejo Road, Suite 120
San Juan Capistrano, CA 92675

Schedule 1
Services

•	Lead search for new Chief Executive Officer, Independent Director, and other key management positions.

•	Business development activities as requested by MGMT

•	Serve as Member of the Board of Advisors

•	Develop long term corporate strategic plans with management input and direction from the Company’s Board

•	Provide introductions to potential investors and strategic partners